MILACRON INC.

NOTICE OF AMENDMENT OF AWARD

(under the Milacron Inc. 1994/1997/2004 Long-Term Incentive Plans)

THIS NOTICE OF AMENDMENT OF AWARD (“Notice of Amendment of Award”) is made as of October 1, 2007 (the “Date of Amendment”) by and between Milacron Inc., a Delaware corporation (the “Company”) and Don McIlnay (the “Grantee”).

WITNESSETH:

WHEREAS, the Company previously granted to the Grantee the awards set forth in Exhibit A (the “Awards”) pursuant to and subject to the terms of the Milacron Inc. 1994 Long-Term Incentive Plan, the 1997 Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan (the “Plans”), as applicable; and

WHEREAS, the Company desires, and the Grantee has consented, to amend the Awards so that the acquisition of a majority of the 6.0% Series B Convertible Preferred Stock of the Company by Ohio Plastics, LLC that may occur after October 1, 2007 and the transactions consummated in connection therewith (the “2007 Acquisition Transaction”) shall not cause the Awards to become vested or payable thereunder.

NOW, THEREFORE:

1. The Awards are hereby amended to provide that notwithstanding any provision of the Plans to the contrary, the 2007 Acquisition Transaction shall not constitute a “Change in Control” under the Plans and, accordingly, the occurrence of the 2007 Acquisition Transaction shall not result in any circumstances, events or changes being triggered solely as a result of the 2007 Acquisition Transaction including, without limitation, any of the following: (a) the accelerated vesting, exerciseability, release, realization or payment of any of the Awards and (b) the deemed satisfaction of any performance criteria related to such Awards.

2. To the extent applicable, the parties intend that this Notice of Amendment of Award comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) to the extent consistent with the provisions of this Notice of Amendment of Award. This Notice of Amendment of Award shall be construed, administered, and governed in a manner consistent with this intent. If any of the payments or benefits received, to be received or deemed to be received by the Grantee under the Awards, as a result of this Notice of Amendment of Award, are subjected to any additional tax (or penalties or interest thereon) or interest imposed under Section 409A(a) of the Code, the Company shall pay to the Grantee within five (5) business days of the Grantee’s written request for payment an additional amount equal to the amount of such additional tax (including penalties and interest thereon) and interest plus any federal, state and local income and employment taxes on the payment of such additional tax (including interest and penalties thereon) and interest. The Grantee’s written request for payment (i) shall be accompanied by such evidence as the Company may reasonably request to substantiate the Grantee’s obligation to pay such additional tax and to calculate the appropriate amount of the payment provided herein, and (ii) must be made no later than ten (10) business days prior to the end of the calendar year next following the calendar year in which the Grantee remits the related taxes.

IN WITNESS WHEREOF, the Company has caused this Notice of Amendment of Award to be executed on its behalf by its duly authorized officer and the Grantee, for good and valuable consideration, has consented to and does hereby execute this Notice of Amendment of Award in duplicate as of the day and year first above written.

MILACRON INC.

By:
Name:
Title:

Grantee

Date: